Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated April 27, 2026, and included in this Post-Effective Amendment No. 20 to the Registration Statement (Form N-6, File No. 333-131139) of JOHN HANCOCK LIFE INSURANCE CO OF NEW YORK SEPARATE ACCOUNT B (the “Registration Statement”).

We also consent to the use of our reports (1) dated April 8, 2026, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company of New York and (2) dated April 15, 2026, with respect to the financial statements of each of the subaccounts within JOHN HANCOCK LIFE INSURANCE CO OF NEW YORK SEPARATE ACCOUNT B for the year ended December 31, 2025, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 21, 2026